EXHIBIT 10.79

FIRST AMENDMENT TO CHANGE IN CONTROL SEVERANCE AGREEMENT

This is the first Amendment (“Amendment”) to the Change in Control Severance Agreement (the “Agreement”) entered into on September 15, 2021 between Republic Bancorp, Inc., a Kentucky corporation (the “Company”) and Logan M. Pichel (the “Executive”), and joined by Republic Bank & Trust Company (the “Bank”), effective January 16, 2024 (the “Effective Date”).  The Company, Executive, and Bank are collectively referred to herein as the “Parties.”

Recitals

A.	Executive currently serves as President and Chief Executive Officer of the Bank and the Parties entered into the Agreement to incentivize Executive to remain employed with the Bank during circumstances when a change in control is possible.
B.	In connection with the Parties entering into the Agreement and to document aspects of the employment relationship between Executive and Bank that have not previously been reduced to writing, the Parties intend to amend the Agreement as provided herein to provide accelerated vesting of certain of Executive’s benefits upon his Retirement.

Amendment

NOW, THEREFORE, in consideration of the foregoing and of the covenants herein contained, the parties hereto agree as follows:

1.Amendment.    Section 2 of the Agreement is hereby amended with such section replaced in its entirety as follows:

“Section 2 -   Application of Agreement.

This Agreement shall apply only to termination of employment of the Executive at his Retirement, as defined in Section 3.8 below, and during a period (the “Contract Period”) commencing on the date immediately preceding the date of a Change in Control and terminating on the second anniversary of the date of that Change in Control; provided, however, that each such Change in Control occurs during the period commencing as of January 1, 2021 and terminating at midnight on December 31, 2022 or as further extended pursuant to the following sentence.  At midnight on December 31, 2022, and on each annual anniversary of that time and date thereafter, such latter period shall be automatically extended for two additional years, unless on or before such anniversary the Company notifies the Executive in writing that it elects not to extend such period.  There is one Contract Period for each Change in Control and there may be multiple Change(s) in Control.  With respect to a termination pursuant to Section 3.2 only, the Contract Period shall also include the period from and after a Potential Change in Control.  If a Potential Change in Control occurs but a Change in Control does not follow within one year of the Potential Change in Control, the Contract Period shall expire on the one year anniversary of the Potential Change in Control.”

2.Amendment.  The third sentence of Section 3.2 of the Agreement is hereby amended so that such sentence is replaced in its entirety as follows:

“Except for Executive’s Retirement, as defined in Section 3.8 of this Agreement, this Agreement shall not apply to, and the Executive shall have no right to receive any compensation or benefits hereunder in connection with, any termination of the Executive’s employment by the Company other than during a Contract Period, and Executive shall remain an “at will” employee until a Contract Period begins.”

3.Amendment.    The Agreement is hereby amended by adding the following new Section, numbered as Section 3.8, to appear in Section 3, in sequence, and as follows:

“3.8Termination Due to Retirement.Executive shall be entitled to terminate his employment with the Bank for “Retirement” and receive the accelerated vesting benefit described in this Section 3.8.  For purposes of this Agreement, a termination of employment for Retirement means that the Executive provides a Notice of Termination to the Bank resigning his employment with the Bank, while in good standing with the Bank, on or after May 31, 2030; provided, however, a termination of employment for Retirement shall not occur if (i) the Executive has obtained employment in the financial services or banking industry, or (ii) the Bank earlier terminates Executive’s employment for Cause, even if such termination occurs on or after May 31, 2030.  If a termination of employment for Retirement occurs, (i) all of Executive’s outstanding equity awards granted to Executive under the Republic Bancorp, Inc. 2015 Stock Incentive Plan (or its successor) will become fully vested upon such Retirement, to the extent not already vested, and (ii) any company match made with respect to Executive’s deferrals under the Republic Bancorp, Inc. and Subsidiaries Non-Employee Director and Key Employee Deferred Compensation Plan will become fully vested upon such Retirement, to the extent not already vested.  This provision shall survive the termination of the Agreement.”

4.Interpretation; Remaining Provisions Unchanged.  This Amendment shall be construed in connection with and as part of the Agreement.  In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall govern and control. Except as modified and expressly amended by this Amendment, all terms, conditions, and covenants contained in the Agreement are unchanged and are hereby ratified and remain in full force and effect.

5.Miscellaneous.  This Amendment shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Kentucky, without regard to conflict of law principles.  This Amendment may not be modified or amended, except in a writing signed by the parties. Each capitalized term not defined herein has the meaning given to it in the Agreement.

In Witness Whereof, the parties have executed this Amendment as of the Effective Date.

EXECUTIVE:REPUBLIC BANCORP, INC.

/s/ Logan M. Pichel By: /s/ Steven E. Trager

Logan M. PichelTitle: Chairman

Date: January 16, 2024Date: January 16, 2024

REPUBLIC BANK & TRUST COMPANY

By: /s/ Steven E. Trager

Title: Chairman

Date: January 16, 2024